BLUE SPHERE CORPORATION 8-K

Exhibit 10.3

SUBORDINATION AGREEMENT

This Subordination Agreement (the “Agreement”) is entered into on August 30th, 2017 (the “Effective Date”) by and among Bluesphere Italy S.R.L, a private limited liability company organized and existing under the laws of Italy under registration no. MI-2124774, having its registered office at Milan, Corso G. Matteotti 1, 20121 (MI) and established and owned by BSC (“Borrower”); Blue Sphere Corporation, a publicly traded company incorporated under the laws of Nevada, USA, with its registered place of business at 301 McCullough Drive, 4th Floor Charlotte, NC 28262 (“BSC”); and Helios 3 Italy Bio-Gas 2 L.P, a limited partnership under formation to be organized under the laws of the State of Israel (partnership number of Hakfar Hayarok Street, Ramat Hasharon, Israel (“Lender”) by its General Partner, Helios General 3, LTD (515257749).

The Borrower, BSC and the Lender shall be referred to as the “Parties” and individually as a “Party”.

WHEREAS	On August 30th, 2017, the Lender entered into a Loan Agreement (the “Loan Agreement”) for the granting of the Loan (as such term is defined in the Loan Agreement) to the Borrower; and
WHEREAS	The Parties wish for any loan granted to the Borrower by BSC and (“Shareholder Loan”) to be subordinate in rank to the Loan, subject to the terms contained herein;

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Ranking of Loans; Subordination

1.1.	The Parties hereby agree that any Shareholder Loan shall be subordinate and junior in right of payment to the Loan. For the avoidance of doubt, BSC shall not accept any repayments of any Shareholder Loan prior to the full repayment of the Loan.

1.2.	For so long as the Loan has not been repaid in full, BSC shall not be entitled to take any enforcement action pursuant to any Shareholder Loan, including realization of a relevant pledge, if any, without the prior written consent of the Lender, unless it is paid in accordance with Sections 10.15-10.17 of the Loan Agreement and this Agreement.

Notwithstanding the foregoing, BSC agrees that if the Lender consents to the realization of a pledge created pursuant to any Shareholder Loan, the proceeds of the realization of such pledge shall be transferred to the Lender and applied to the discharge of the Loan. Thereafter, the Lender shall transfer any remaining proceeds to BSC to be applied towards the discharge of the Shareholder Loan.

1.3.	Subject to Sections 10.15-10.17 of the Loan Agreement, the Parties agree that for so long as the Loan has not been repaid in full, BSC agrees not to assign, transfer, subordinate, or request or accept the payment of all or any part of the Shareholder Loan.

1.4.	In the event of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization of the Borrower or any other similar proceedings in connection therewith, BSC hereby agrees that the Loan shall be repaid in full prior to BSC receiving any payment or distribution of any kind or character, whether in cash or property or securities which may be payable or deliverable in any such proceedings in respect of any outstanding amounts pursuant to any Shareholder Loan.

For the avoidance of doubt, it is clarified that to the extent that any proceeds are received by BSC, such proceeds shall be transferred to the Lender in order for the Loan to be discharged. Thereafter, the Lender shall transfer any remaining proceeds to BSC to be applied towards the discharge of the Shareholder Loan. Without derogating from the foregoing, BSC shall be required to present this Agreement to any liquidator, receiver, trustee or any other officer of the court appointed in connection with any insolvency, bankruptcy proceedings, receivership, liquidation, reorganisation or other similar proceeding.

2.	General

2.1.	Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance), only with the written consent of the Parties.

2.2.	The failure of either Party to require performance of any provision of this Agreement shall not be construed as a waiver of such Party’s rights to insist on performance of that same provision, or any other provision, at some other time. No right may be waived except in writing, and signed by the Party entitled to assert the right. The waiver by either Party of any right created by this Agreement in one or more instances shall not be construed as a further continuing waiver of such right or any other right created by this Agreement.

2.3.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel without regard to conflicts of laws or the choice of law principles of any jurisdiction and without the need of any party to establish the reasonableness of the relationship between such laws and the subject matter of this Agreement. All disputes, controversies, claims or differences between the Parties arising out of, in relation to or in connection with the Agreement, shall be referred to arbitration upon the request of either Party, before the Arbitrator (as such term is defined in the Loan Agreement). The arbitration shall be conducted in accordance with the Arbitration Law 5728-1968 of the State of Israel and shall be held as promptly as possible in Tel Aviv and at such time as the Arbitrator may determine.

This Clause constitutes an arbitration agreement of the Parties as defined in the aforesaid Arbitration Law. The Arbitrator shall resolve the dispute within 90 days. All arbitration proceedings shall be conducted in the Hebrew language (unless agreed otherwise by the Parties). The Arbitrator shall not be bound by the rules of evidence nor shall he/she be bound by procedure laws, but he/she shall be bound by substantive law and he/she will give reasons for his/her decision. The Arbitrator shall be entitled to make interim or temporary awards whether mandatory or prohibitive. The decision of the Arbitrator shall constitute an award but shall be subject to appeal in accordance with Section 29B of the Arbitration Law. The costs of the arbitral process, including fees and expenses of the Arbitrator, shall be borne as shall be decided by the Arbitrator.

2.4.	All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, addressed as set forth below:

If to Lender:

[ ]

If to Borrower:

[ ]

If to BSC:

[ ]

or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the business day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or registered air mail if the posting is international) shall be deemed given ten (10) days after posting.

2.5.	All communications between the Parties with respect to this Agreement shall be in the English language.

2.6.	Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected thereby.

IN WITNESS WHEREOF, each of the Parties has caused this Subordination Agreement to be executed as of the day and year first written above.

/s/ Helios 3 Italy Bio-Gas 2 L.P	/s/ Bluesphere Italy S.r.l
[Lender]	[Borrower]
Helios 3 Italy Bio-Gas 2 L.P	Bluesphere Italy S.r.l

/s/ Blue Sphere Corporation
Blue Sphere Corporation

4